MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O'Fallon)
Post Office Box 8
St. Peters, Missouri 63376 USA

Phone: 636-474-5000
Fax: 636-474-5158
www.memc.com

For Immediate Release
CONTACT:	Janine Orf Director, Investor Relations 636-474-5443
Ian Bailey/Michael Polyviou Financial Dynamics 212-850-5748 Press: Scot Hoffman 212-850-5617

MEMC APPOINTS SEMICONDUCTOR INDUSTRY
VETERANS AS PART OF EXECUTIVE MANAGEMENT TEAM

St. Peters, MO, December 8, 2003 - MEMC Electronic Materials, Inc. (NYSE: WFR) today announced the appointment of several seasoned semiconductor industry veterans to the MEMC executive management team. These new members will provide the Company with leadership and a customer-centric approach as MEMC furthers its growth strategy.

Jim Stolze, the Company's Executive Vice President and Chief Financial Officer, will retire from the Company, effective January 31, 2004, as part of a previously planned process. The Company has recruited Tom Linnen as MEMC's Senior Vice President effective December 8, 2003. Jim will continue in the CFO role through the end of 2003, while transitioning with Tom. Effective January 1, Tom will take on the role of Chief Financial Officer, and Jim will step into a supporting role until his retirement at the end of January 2004. Tom and Jim will use the months of December and January to ensure a smooth transition.

Tom has more than 30 years of financial management experience, serving most recently as the Senior Vice President and CFO of Trend Technologies, a privately-owned manufacturer of enclosures for electronic products such as computers, telecommunications equipment, and information appliances. He previously served as Chief Financial Officer and held senior finance positions at several public companies. In these roles, Tom also led several public securities offerings.

The Company also announced that, effective December 15, 2003, Sylvia Roberts will assume the responsibilities of Senior Vice President of Human Resources. She replaces Tom Stiffler, who will retire at the end of his current employment contract on December 31, 2003. Sylvia, formerly Vice President of Human Resources at International Rectifier, joined MEMC in January 2003 in anticipation of Tom's retirement.

-more-

MEMC ELECTRONIC MATERIALS

MEMC also announced the appointment of Chandra Subramanian as Senior Vice President of Manufacturing, effective December 22, 2003. Chandra brings to the Company extensive experience in the semiconductor industry, having served most recently as the head of worldwide assembly operations at ON Semiconductor, where he was responsible for leading over 5,000 employees in achieving cost reductions, new product introductions, and quality systems improvements.

As previously announced, David Somo joined MEMC in September 2003 as the Company's Senior Vice President of Sales and Service. David brings to MEMC over 12 years of semiconductor industry experience in sales and marketing with Advanced Micro Devices where his last role was as Vice President of Global Account Sales.

"Although these transitions and the associated recruiting activities have been in process for some time, I am extremely pleased with how the results have converged so naturally. These appointments will significantly increase the semiconductor industry experience base of the executive management team. I believe that this will position MEMC extremely well, by having the next generation of leadership in place to execute our strategy for future growth and leadership, especially at this point of the semiconductor cycle," commented Nabeel Gareeb, MEMC's Chief Executive Officer. "The new team members will provide MEMC further momentum in understanding the needs of our customers and exceeding those expectations. I have every confidence that these individuals' proven track records will be instrumental in ensuring MEMC's continued success in the rapidly evolving marketplace."

"I would also like to take this opportunity to personally thank Jim Stolze and Tom Stiffler for their years of dedicated service to MEMC. Jim and Tom played a pivotal role in the restructuring transaction in 2001 and have contributed significantly to our recent successes. In addition, they were extremely helpful in finding their successors and planning smooth transitions to ensure continued increase in our company's market momentum. We wish them and their families the best in their retirement," concluded Mr. Gareeb.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

# # #